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                                 AMENDMENT NO. 1

                                       TO

                                     BYLAWS

                                       OF

                                HEARTHMARK, INC.


1. The Bylaws (the "Bylaws") of Hearthmark, Inc., an Indiana Corporation, are hereby amended as follows:

         Article IV, Sections 1 and 6 of the Bylaws are hereby amended by deleting such sections in their entirety and inserting the following new Sections 1 and 6, respectively, in lieu thereof:

                  "Section 1. Officers. The Corporation shall have a Chief Executive Officer, a President, a Secretary, a Treasurer and a Controller and such other assistant officers as the Board of Directors, Chief Executive Officer, or the President designates. The Corporation may have one or more Vice Presidents as may be designated by the Board of Directors and the Chief Executive Officer. The same individual may simultaneously hold more than one office.

                  Section 6. President. The President is responsible for managing and supervising the affairs and personnel of the Corporation, subject to the general control of the Board of Directors and the Chief Executive Officer. The President has authority to execute, with the Secretary, powers of attorney appointing other corporations, partnerships, or individuals as the agents of the Corporation, subject to law, the Articles of Incorporation, and these Bylaws. The President has such other powers and duties as the Board of Directors and the Chief Executive Officer may from time to time prescribe."

         Article IV of the Bylaws is hereby amended by adding the following new Sections 11 and 12 at the end thereof:


                  "Section 11. Chief Executive Officer. The Chief Executive Officer shall have general direction of the affairs of the Corporation and general supervision over its several officers, subject, however, to the control of the Board of Directors, and in general shall perform such duties and, subject to the other provisions of these Bylaws, have such powers incident to the office of Chief Executive Officer and perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors. The Chief


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         Executive Officer presides at all meetings of shareholders and directors. The Chief Executive Officer, or proxies appointed by the Chief Executive Officer, may vote shares of other corporations owned by the Corporation.

                  Section 12. Controller. The Controller is responsible for preparing correct and complete books of account which show accurately at all times the financial condition of the Corporation, including, but not limited to the preparation of balance sheets, income statements, statements of cash flows and such other statements as may be required, as well as, budgets and forecasts. The Controller shall furnish to the other officers of the Company and to the board of directors, upon request, statements of the financial condition of the Corporation and such other financial information as requested. The Controller has such other duties as the Treasurer, other officers of the Corporation and the board of directors may from time to time prescribe."

2. Except as amended herein, the Bylaws shall remain unmodified and in full force and effect.

         The undersigned hereby certifies that the above and foregoing amendment was duly adopted by the unanimous written consent of the directors on June 25, 2002.

This 25th day of June, 2002





                                                 By: /s/ Ian Ashken
                                                 Title: Secretary and Treasurer
                                                 of Hearthmark, Inc.